Exhibit 99.1

Paramount Announces Third Quarter 2018 Results

– Leases over 800,000 square feet through September –

– Completes $50 million of share repurchases through October –

NEW YORK – November 5, 2018 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) reported its financial results today for the third quarter ended September 30, 2018.

Third Quarter Highlights:

•

Reported net income attributable to common stockholders of $37.5 million, or $0.16 per diluted share, for the quarter ended September 30, 2018, compared to a net loss of $10.2 million, or $0.04 per diluted share, for the quarter ended September 30, 2017. Net income attributable to common stockholders for the quarter ended September 30, 2018 includes $32.2 million, or $0.13 per diluted share, of gain on sale of real estate, net of “sting” taxes.

•

Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $57.7 million, or $0.24 per diluted share, for the quarter ended September 30, 2018, compared to $52.4 million, or $0.22 per diluted share, for the quarter ended September 30, 2017.

•	Reported a 7.2% increase in Same Store Cash Net Operating Income (“NOI”) and a 11.1% increase in Same Store NOI in the quarter ended September 30, 2018, compared to the same period in the prior year.

•

Completed the sale of two assets in its Washington, D.C. portfolio, 2099 Pennsylvania Avenue and 425 Eye Street, for an aggregate of $376.9 million, resulting in a gain of $35.6 million, net of $1.2 million in “sting” taxes.

•	Updated its full year 2018 Earnings Guidance to reflect the earnings impact of the two Washington, D.C. asset sales in the third quarter, as follows:

•

Estimated net income attributable to common stockholders is expected to be between $0.03 and $0.05 per diluted share, compared to its prior estimate of a net loss attributable to common stockholders of $0.14 to $0.10 per diluted share.

•	Estimated Core FFO attributable to common stockholders is expected to be between $0.93 and $0.95 per diluted share, compared to its prior estimate of $0.93 to $0.97 per diluted share.

•	Same Store Cash NOI and Same Store NOI is expected to be between 8.0% and 10.0%, compared to its prior estimate of 7.0% to 10.0%.

•

Leased 203,143 square feet, of which the Company’s share was 127,194 square feet that was leased at a weighted average initial rent of $88.57 per square foot. Of the square footage leased, 101,850 square feet represented second generation space, for which the Company achieved a positive mark-to-market of 14.4% on a cash basis and 19.5% on a GAAP basis.

•	Reported leased occupancy and same store leased occupancy of 96.4% at September 30, 2018, in-line with the leased occupancy reported at June 30, 2018.

•	Repurchased an aggregate of 3,443,000 shares, or $50.0 million of our common stock, at a weighted average price of $14.53 per share, through October 31, 2018.

•	Declared a third quarter cash dividend of $0.10 per common share on September 14, 2018, which was paid on October 15, 2018.

Financial Results

Quarter Ended September 30, 2018

Net income attributable to common stockholders was $37.5 million, or $0.16 per diluted share, for the quarter ended September 30, 2018, compared to a net loss of $10.2 million, or $0.04 per diluted share, for the quarter ended September 30, 2017. Net income attributable to common stockholders for the quarter ended September 30, 2018 includes $32.2 million, or $0.13 per diluted share, of gain on sale of real estate, net of “sting” taxes.

Funds from Operations (“FFO”) attributable to common stockholders was $55.6 million, or $0.23 per diluted share, for the quarter ended September 30, 2018, compared to $43.5 million, or $0.18 per diluted share, for the quarter ended September 30, 2017. FFO attributable to common stockholders for the quarters ended September 30, 2018 and 2017 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the quarter ended September 30, 2018 and 2017 by $2.1 million and $8.9 million, or $0.01 and $0.04 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $57.7 million, or $0.24 per diluted share, for the quarter ended September 30, 2018, compared to $52.4 million, or $0.22 per diluted share, for the quarter ended September 30, 2017.

Nine Months Ended September 30, 2018

Net income attributable to common stockholders was $3.8 million, or $0.02 per diluted share, for the nine months ended September 30, 2018, compared to $93.2 million, or $0.40 per diluted share, for the nine months ended September 30, 2017. Net income attributable to common stockholders for the nine months ended September 30, 2018 includes $32.2 million, or $0.13 per diluted share, of gain on sale of real estate, net of “sting” taxes and $41.6 million, or $0.17 per diluted share, of real estate impairment loss. Net income attributable to common stockholders for the nine months ended September 30, 2017 includes $98.1 million, or $0.42 per diluted share, of gain on sale of real estate.

FFO attributable to common stockholders was $168.2 million, or $0.70 per diluted share, for the nine months ended September 30, 2018, compared to $157.4 million, or $0.67 per diluted share, for the nine months ended September 30, 2017. FFO attributable to common stockholders for the nine months ended September 30, 2018 and 2017 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the nine months ended September 30, 2018 and 2017, respectively, by $2.4 million and $1.0 million, or $0.01 and $0.00 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $170.6 million, or $0.71 per diluted share, for the nine months ended September 30, 2018, compared to $158.4 million, or $0.67 per diluted share, for the nine months ended September 30, 2017.

Portfolio Operations

Quarter Ended September 30, 2018

Same Store Cash NOI increased by $5.9 million, or 7.2%, to $87.8 million for the quarter ended September 30, 2018 from $81.9 million for the quarter ended September 30, 2017. Same Store NOI increased by $10.3 million, or 11.1%, to $103.8 million for the quarter ended September 30, 2018 from $93.5 million for the quarter ended September 30, 2017.

During the quarter ended September 30, 2018, the Company leased 203,143 square feet, of which the Company’s share was 127,194 square feet that was leased at a weighted average initial rent of $88.57 per square foot. This leasing activity, offset by lease expirations in the quarter, caused leased occupancy and same store leased occupancy (properties owned by the Company in both reporting periods) to remain at 96.4% leased at September 30, 2018, in-line with the leased occupancy reported at June 30, 2018. Of the 203,143 square feet leased in the third quarter, 101,850 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 14.4% on a cash basis and 19.5% on a GAAP basis. The weighted average lease term for leases signed during the third quarter was 6.7 years and weighted average tenant improvements and leasing commissions on these leases were $10.52 per square foot per annum, or 11.9% of initial rent.

Nine Months Ended September 30, 2018

Same Store Cash NOI increased by $21.8 million, or 9.2%, to $258.4 million for the nine months ended September 30, 2018 from $236.6 million for the nine months ended September 30, 2017. Same Store NOI increased by $22.4 million, or 7.9%, to $305.9 million for the nine months ended September 30, 2018 from $283.5 million for the nine months ended September 30, 2017.

During the nine months ended September 30, 2018, the Company leased 800,832 square feet, of which the Company’s share was 622,887 square feet that was leased at a weighted average initial rent of $82.44 per square foot. This leasing activity, partially offset by lease expirations in the nine months, increased leased occupancy by 290 basis points to 96.4% at September 30, 2018 from 93.5% at December 31, 2017. Same store leased occupancy (properties owned by the Company in both reporting periods) increased by 310 basis points to 96.4% at September 30, 2018 from 93.3% at December 31, 2017. Of the 800,832 square feet leased in the nine months, 350,711 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 17.1% on a cash basis and 14.0% on a GAAP basis. The weighted average lease term for leases signed during the nine months was 10.4 years and weighted average tenant improvements and leasing commissions on these leases were $9.75 per square foot per annum, or 11.8% of initial rent.

Guidance

The Company is updating its Estimated Core FFO Guidance for the full year of 2018, which is reconciled below to estimated net income attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net income attributable to common stockholders will be between $0.03 and $0.05 per diluted share, compared to its prior estimate of net loss attributable to common stockholders of $0.14 to $0.10 per diluted share, resulting primarily from net gain realized on two Washington, D.C. asset sales in the quarter ended September 30, 2018. The estimated net income attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

Based on the Company’s performance for the nine months ended September 30, 2018, the earnings impact of the two Washington, D.C. asset sales and its outlook for the remainder of 2018, the Company is updating its Estimated 2018 Core FFO Guidance to be between $0.93 and $0.95 per diluted share, from its prior range of $0.93 to $0.97 per diluted share. This represents a decrease of $0.01 per diluted share at the midpoint of the Company’s guidance comprised of (i) $0.02 per diluted share that the Company no longer expects to receive as a result of the sale of 2099 Pennsylvania Avenue and 425 Eye Street, partially offset by (ii) $0.01 per diluted share from better than expected portfolio operations.

For the Year Ending December 31, 2018:	Low	High
Estimated net income attributable to common stockholders per diluted share	$0.03	$0.05
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.86	0.86
Real estate impairment loss	0.17	0.17
Gain on sale of real estate	(0.14)	(0.14)

Estimated FFO per diluted share	0.92	0.94
Adjustments for non-core items (1)	0.01	0.01

Estimated Core FFO per diluted share	$0.93	$0.95

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or realized and unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the straight-lining of rental income and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

(1)

Represents non-core items for the nine months ended September 30, 2018, which are summarized in this press release and the Company’s Supplemental Information for the quarter ended September 30, 2018, which is available on the Company’s website. The Company is not making projections for non-core items that may impact its financial results for the remainder of 2018, which may include realized and unrealized gains or losses from unconsolidated real estate funds, transaction related costs, “sting” taxes and other items that are not included in Core FFO.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of property-related revenue (which includes rental income, tenant reimbursement income, lease termination income and certain other income) less operating expenses (which includes building expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, net, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE’s share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties that were owned by us in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, bad debt expense and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-lining of rental revenue and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended September 30, 2018, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Monday, November 5, 2018 at 10:00 a.m. Eastern Time (ET), during which management will discuss the third quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on November 5, 2018 through November 12, 2018 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13683792.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Christopher Brandt Vice President, Investor Relations 212-237-3134 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2018	December 31, 2017
ASSETS:
Real estate, at cost
Land	$2,065,206	$2,209,506
Buildings and improvements	5,998,805	6,119,969

	8,064,011	8,329,475
Accumulated depreciation and amortization	(598,756)	(487,945)

Real estate, net	7,465,255	7,841,530
Cash and cash equivalents	538,725	219,381
Restricted cash	30,902	31,044
Investments in unconsolidated joint ventures	75,255	44,762
Investments in unconsolidated real estate funds	9,007	7,253
Preferred equity investments, net	35,983	35,817
Marketable securities	26,668	29,039
Accounts and other receivables, net	16,205	17,082
Deferred rent receivable	254,002	220,826
Deferred charges, net	111,870	98,645
Intangible assets, net	287,222	352,206
Other assets	90,143	20,076

Total assets	$8,941,237	$8,917,661

LIABILITIES:
Notes and mortgages payable, net	$3,564,688	$3,541,300
Revolving credit facility	—	—
Due to affiliates	27,299	27,299
Accounts payable and accrued expenses	133,995	117,630
Dividends and distributions payable	26,596	25,211
Intangible liabilities, net	102,279	130,028
Other liabilities	56,968	54,109

Total liabilities	3,911,825	3,895,577

EQUITY:
Paramount Group, Inc. equity	4,133,393	4,176,741
Noncontrolling interests in:
Consolidated joint ventures	399,934	404,997
Consolidated real estate fund	66,099	14,549
Operating Partnership	429,986	425,797

Total equity	5,029,412	5,022,084

Total liabilities and equity	$8,941,237	$8,917,661

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUES:
Property rentals	$148,359	$141,801	$442,586	$412,268
Straight-line rent adjustments	15,688	11,408	45,671	43,529
Amortization of above and below-market leases, net	3,887	3,175	12,611	14,164

Rental income	167,934	156,384	500,868	469,961
Tenant reimbursement income	15,579	14,053	42,989	38,761
Fee and other income	9,083	9,333	24,429	29,988

Total revenues	192,596	179,770	568,286	538,710

EXPENSES:
Operating	69,811	68,264	206,435	197,696
Depreciation and amortization	64,610	66,515	194,541	198,143
General and administrative	14,452	14,470	44,278	44,624
Transaction related costs	450	274	863	1,051
Real estate impairment loss	—	—	46,000	—

Total expenses	149,323	149,523	492,117	441,514

Operating income	43,273	30,247	76,169	97,196

Income from unconsolidated joint ventures	472	671	2,931	19,143
Loss from unconsolidated real estate funds	(188)	(3,930)	(268)	(6,053)
Interest and other income (loss), net	2,778	(17,668)	6,888	(11,982)
Interest and debt expense	(37,105)	(35,733)	(109,996)	(107,568)
Loss on early extinguishment of debt	—	—	—	(7,877)
Gain on sale of real estate	36,845	—	36,845	133,989
Unrealized gain on interest rate swaps	—	—	—	1,802

Net income (loss) before income taxes	46,075	(26,413)	12,569	118,650
Income tax (expense) benefit	(1,814)	1,010	(2,171)	(4,242)

Net income (loss)	44,261	(25,403)	10,398	114,408
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(2,713)	14,217	(5,520)	11,029
Consolidated real estate fund	(86)	(114)	(668)	(20,195)
Operating Partnership	(3,931)	1,086	(381)	(12,068)

Net income (loss) attributable to common stockholders	$37,531	$(10,214)	$3,829	$93,174

Per share:
Basic	$0.16	$(0.04)	$0.02	$0.40

Diluted	$0.16	$(0.04)	$0.02	$0.40

Weighted average common shares outstanding:
Basic	240,447,921	239,445,810	240,365,882	235,151,398

Diluted	240,489,138	239,445,810	240,391,184	235,177,683

Paramount Group, Inc.

Reconciliation of Net Income (Loss) to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of Net Income (Loss) to FFO and Core FFO:
Net income (loss)	$44,261	$(25,403)	$10,398	$114,408
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	66,533	68,523	200,404	204,023
Real estate impairment loss	—	—	46,000	—
Gain on sale of depreciable real estate	(36,845)	—	(36,845)	(110,583)

FFO	73,949	43,120	219,957	207,848
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(12,432)	5,152	(33,479)	(9,783)
Consolidated real estate fund	(86)	(114)	(668)	(20,530)

FFO attributable to Paramount Group Operating Partnership	61,431	48,158	185,810	177,535
Less FFO attributable to noncontrolling interests in Operating Partnership	(5,825)	(4,628)	(17,616)	(20,098)

FFO attributable to common stockholders	$55,606	$43,530	$168,194	$157,437

Per diluted share	$0.23	$0.18	$0.70	$0.67

FFO	$73,949	$43,120	$219,957	$207,848
Non-core items:
“Sting” taxes in connection with the sale of real estate	1,248	—	1,248	—
Transaction related costs	450	274	863	1,051
Our share of earnings from 712 Fifth Avenue in excess of distributions received and (distributions in excess of earnings)	398	691	81	(14,381)
Realized and unrealized loss on unconsolidated real estate funds	270	4,034	475	6,281
Valuation allowance on preferred equity investment	—	19,588	—	19,588
After-tax net gain on sale of residential condominium land parcel	—	—	—	(21,568)
Loss on early extinguishment of debt	—	—	—	7,877
Unrealized gain on interest rate swaps (including our share of unconsolidated joint ventures)	—	—	—	(2,750)

Core FFO	76,315	67,707	222,624	203,946
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(12,432)	(9,656)	(33,479)	(25,057)
Consolidated real estate fund	(86)	(114)	(668)	(242)

Core FFO attributable to Paramount Group Operating Partnership	63,797	57,937	188,477	178,647
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(6,049)	(5,568)	(17,867)	(20,208)

Core FFO attributable to common stockholders	$57,748	$52,369	$170,610	$158,439

Per diluted share	$0.24	$0.22	$0.71	$0.67

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	240,447,921	239,445,810	240,365,882	235,151,398
Effect of dilutive securities	41,217	24,653	25,302	26,285

Denominator for FFO and Core FFO per diluted share	240,489,138	239,470,463	240,391,184	235,177,683

Paramount Group, Inc.

Reconciliation of Net Income (Loss) to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of Net Income (Loss) to Same Store NOI and Same Store Cash NOI:
Net income (loss)	$44,261	$(25,403)	$10,398	$114,408
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	64,610	66,515	194,541	198,143
General and administrative	14,452	14,470	44,278	44,624
Interest and debt expense	37,105	35,733	109,996	107,568
Loss on early extinguishment of debt	—	—	—	7,877
Transaction related costs	450	274	863	1,051
Income tax expense (benefit)	1,814	(1,010)	2,171	4,242
NOI from unconsolidated joint ventures	4,448	4,993	13,757	14,774
Income from unconsolidated joint ventures	(472)	(671)	(2,931)	(19,143)
Loss from unconsolidated real estate funds	188	3,930	268	6,053
Fee income	(4,079)	(5,834)	(12,953)	(19,838)
Interest and other (income) loss, net	(2,778)	17,668	(6,888)	11,982
Real estate impairment loss	—	—	46,000	—
Gain on sale of real estate	(36,845)	—	(36,845)	(133,989)
Unrealized gain on interest rate swaps	—	—	—	(1,802)

NOI	123,154	110,665	362,655	335,950
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(18,303)	(15,307)	(50,991)	(39,536)
Consolidated real estate fund	7	(21)	20	(507)

PGRE’s share of NOI	104,858	95,337	311,684	295,907
Acquisitions	(587)	—	(5,254)	—
Dispositions	—	(1,208)	—	(9,840)
Lease termination income (including our share of unconsolidated joint ventures)	(506)	(886)	(750)	(1,993)
Other, net	56	241	230	(544)

PGRE’s share of Same Store NOI	$103,821	$93,484	$305,910	$283,530

NOI	$123,154	$110,665	$362,655	$335,950
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(15,752)	(11,402)	(45,802)	(44,121)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(3,724)	(3,017)	(12,122)	(13,716)

Cash NOI	103,678	96,246	304,731	278,113
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(14,968)	(12,412)	(41,599)	(29,240)
Consolidated real estate fund	7	(21)	20	(507)

PGRE’s share of Cash NOI	88,717	83,813	263,152	248,366
Acquisitions	(458)	—	(4,188)	—
Dispositions	—	(1,059)	—	(9,691)
Lease termination income (including our share of unconsolidated joint ventures)	(506)	(886)	(750)	(1,993)
Other, net	56	32	230	(55)

PGRE’s share of Same Store Cash NOI	$87,809	$81,900	$258,444	$236,627